November 19, 2008	CONTACT:
Elizabeth Wilkinson–Investor Relations Phone: 281-408-1329

Eagle Rock Energy Partners, L.P. Posts Commodity Hedging Overview on Website

HOUSTON, TEXAS - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ:EROC) today announced that the Partnership posted a presentation on its website disclosing additional information about the nature of its commodity hedging activities and its current portfolio of commodity derivative transactions.  The presentation entitled Eagle Rock Commodity Hedging Overview-November 19, 2008, can be accessed by going to www.eaglerockenergy.com, select Investor Relations, then select Presentations.

The presentation is intended to provide a snapshot of Eagle Rock’s commodity derivative position as of the date of its posting to the Partnership’s website. Going forward, the Partnership plans to post updates of its derivative portfolio whenever it makes material changes to its portfolio.  It does not plan, however, to continuously provide updates to disclose day-to-day changes in its commodity derivative portfolio.

Eagle Rock is a growth-oriented master limited partnership engaged in three businesses: a) midstream, which includes (i) gathering, compressing, treating, processing, transporting and selling natural gas, and (ii) fractionating and transporting natural gas liquids; b) upstream, which includes acquiring, exploiting, developing, and producing oil and natural gas properties; and c) minerals, which includes acquiring and managing fee mineral and royalty interests, either through direct ownership or through investment in other partnerships in properties located in multiple producing trends across the United States. Its corporate office is located in Houston, Texas.